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                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                                FORM 8-K

                        CURRENT REPORT PURSUANT
                     TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)  October 1, 1997
                                                  ---------------


                        YANKEE ENERGY SYSTEM, INC.
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          (Exact name of registrant as specified in its charter)

                              CONNECTICUT
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              (State or Other Jurisdiction of Incorporation)


          0-17605                            06-1236430
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          (Commission                        (IRS Employer
          File Number)                       Identification No.)


          599 Research Parkway, Meriden, Connecticut  06450-1030
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         (Address of Principal Executive Offices)      (Zip Code)


Registrant's telephone number, including area code: (203)639-4000
                                                    -------------

                                 n/a
        ----------------------------------------------------
    (Former Name or former address, if changed since last report)


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Item 5.  Other Events

On Wednesday, October 1, 1997, the Connecticut Department of Public Utility Control (DPUC) issued its final decision in Docket No. 96-08-05, DPUC Financial and Operational Review of Yankee Gas Services Company (Yankee Gas), the regulated gas utility subsidiary of Yankee Energy System, Inc. The DPUC decision approves a one-time $3.2 million credit to consumers during fiscal 1998, as proposed in a settlement by Yankee Gas and the state Office of Consumer Counsel, and allows Yankee Gas to maintain its base rates until the end of fiscal year 2000 (as a result of this decision, Yankee Gas will have gone without an increase in its base rates for an eight-year period). Reaching this settlement was beneficial to Yankee Gas and the consumer because failure to provide the DPUC with a proposal would have resulted in a full rate case proceeding.

The DPUC decision comes in response to the July 9, 1997 DPUC decision which recommended a reduced future allowed return on equity for Yankee Gas. Using the newly reduced return on equity, the DPUC estimated Yankee Gas would earn $3.2 million during fiscal year 1998 over the previously authorized returns established in Yankee's 1992 rate case. This decision will result in a typical residential consumer receiving approximately $27 in total credits on their natural gas bills covering the period from November 1997 through March 1998.

The decision was issued after the DPUC completed its mandatory financial and operations review of Yankee Gas as called for by Conn. Gen. Stat. Section 16-19a. The statute requires the DPUC to conduct a review of any major state utility company which has not filed a full rate case for at least four years. Yankee Gas last filed a rate case in 1992.


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                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   YANKEE ENERGY SYSTEM, INC.
                                   --------------------------
                                           (Registrant)


Date:  October 29, 1997             /s/ Mary J. Healey
                                   ---------------------------
                                    Mary J. Healey
                                    Vice President, General
                                    Counsel and Secretary